EXHIBIT 10.12C

THIRD AMENDMENT

OF

JBT CORPORATION SAVINGS AND INVESTMENT PLAN

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the JBT Corporation Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, the Plan is hereby amended as follows, effective September 16, 2009:

1. The definition of “Eligible Employee” set forth in Article I of the Plan is hereby amended to add the following paragraph to the end thereto to read as follows:

Notwithstanding any provisions of the Plan to the contrary, effective September 16, 2009, an Employee who (1) is on the United States payroll of the Company or a Participating Employer which is incorporated in, and has its principal place of business in the United States and (2) is a resident of Guam and who lives in and works in Guam, shall be an Eligible Employee for all purposes under the Plan except for eligibility to make Pre-Tax Contributions under the Plan.

2. Section 3.4.4 is hereby added to the Plan and shall read as follows:

3.4.4	Notwithstanding any provisions of this Section 3.4 to the contrary, effective for Plan Years commencing on or after January 1, 2009, for each Plan Year, the Company will make a Company Contribution to the Company Contribution Account for each Matched Participant equal to:

(a)	the applicable percentage for the Plan Year of all Basic Contributions and Supplemental Contributions made by the Matched Participant during the Plan Year, less

(b)	the aggregate amount of Company Contributions made to the Matched Participant’s Company Contribution Account during the Plan Year pursuant to Section 3.4.1 of the Plan.

3. Section 5.2.2 of the Plan is hereby amended in its entirety to read as follows:

5.2.2. The Participant’s Account Balance will be distributed as soon as practicable after the Participant elects a distribution following the Participant’s separation from service. Effective prior to January 1, 2005, upon separation of service, a Participant may elect to defer distribution of the Participant’s Account Balance until a date that is no later than the Participant’s Required Beginning Date only if such Account Balance exceeds $5,000. Effective January 1, 2005, through September 15, 2009, upon separation from service, the Participant may elect to defer distribution of his or her Account Balance until a date no later than his or her Required Beginning Date. Effective September 16, 2009, and pursuant to Section 6.1, upon severance from employment, a Participant may elect to defer distribution of the Participant’s Account Balance until a date that is no later than the Participant’s Required Beginning Date only if such Account Balance exceeds $5,000. A Participant will be deemed to have elected to defer payment of benefits from the Plan until the date the Participant requests a distribution from the Plan in a manner consistent with the uniform and nondiscriminatory rules established by the Administrator.

4. Article VI of the Plan is hereby retitled as “Forms of Benefit, In-Service Withdrawals and Loans.”

5. Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

6.1 Cashout of Small Accounts

Effective prior to January 1, 2005, and notwithstanding any other Plan provision, if a Participant’s Account Balance is not larger than $5,000 the Account Balance will be paid in one lump sum to the Participant as soon as practicable after the Participant’s separation from service, without his or her consent or the consent of his or her spouse. Effective January 1, 2005 through September 15, 2009, this Section 6.1 shall be of no force and effect. Effective September 16, 2009, a Participant’s Account Balance shall be determined without regard to that portion of the Participant’s Account that is attributable to a rollover contribution, and the earnings allocable thereto, within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the Participant’s Account Balance, as so determined, is $5,000 or less, the Plan may distribute the Participant’s entire vested Account without the Participant’s consent or the consent of his or her spouse. Provided, however, with respect to distributions occurring on or after September 16, 2009, in the event such a mandatory distribution exceeds $1,000, determined taking into account, however, all prior rollovers from the other plans on behalf of the Participant, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by a Participant in a direct rollover or to receive a distribution paid directly to the Participant, then the Plan Administrator will cause the distribution to be paid in a direct rollover to an individual retirement plan designated by the Plan Administrator. If such mandatory distribution amount does not exceed

$1,000, the Account Balance will be paid in one lump sum to the Participant as soon as practicable after the Participant’s separation from service, without his or her consent or the consent of his or her spouse.

6. Section 6.6.3 of the Plan is hereby amended and restated in its entirety to read as follows:

6.6.3 An active Participant may make a hardship withdrawal from his or her Pre-Tax Contribution Account if he or she demonstrates to the Administrator that the withdrawal is necessary to satisfy the Participant’s immediate and financial need. A hardship withdrawal cannot exceed 100% of such Participant’s Pre-Tax Contribution Account (excluding adjustment for any income credited to such Participant’s Pre-Tax Contribution Account) at the date of the withdrawal. In addition, the minimum hardship withdrawal permitted is $500, or, if less, the total amount of a Participant’s Pre-Tax Contribution Account (excluding adjustment for any income credited to such Participant’s Pre-Tax Contribution Account) at the date of withdrawal.

(a) A distribution is on account of an immediate and heavy financial need if it is for:

(1) Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(3) Payment of tuition, related educational fees and room and board expenses for up to the next 12 months of post-secondary education for the Participant, the Participant’s spouse, children or dependents (as defined in Code Section 152, determined without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B));

(4) Payments necessary to prevent the Participant’s eviction from his or her principal residence, or foreclosure on the mortgage on the Participant’s principal residence;

(5) Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152, determined without regard to Code Section 152(d)(1)(B)); or

(6) Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

(b) In the event that the Administrator determines that a Participant has an immediate and heavy financial need in accordance with Section 6.6.3(a), a hardship withdrawal may be made from the Plan only if the amount of such distribution is considered as necessary to satisfy such immediate and heavy financial need of the Participant pursuant to the following standards:

(1) The distribution is not in excess of the amount of the immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);

(2) The Participant makes a representation (made in writing or such other form as may be prescribed the Commissioner of the Internal Revenue Service), unless the Employer has actual knowledge to the contrary, that such immediate and heavy financial need cannot reasonably be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, (iii) by cessation of Pre-Tax Contributions under the Plan; (iv) by other currently available distributions (including distribution of ESOP dividends under Code Section 404(k)) and nontaxable (at the time of the loan) loans, under plans maintained by the Participating Employer or any other employer; or (v) by borrowing from commercial sources on reasonably commercial terms in an amount sufficient to satisfy the need; and

(3) The Participant shall not be permitted to elect to make Pre-Tax Contributions or After-Tax Contributions to the Plan and all other plans maintained by the Participating Employer on his behalf for a period of 6 months following the receipt of the distribution. For this purpose the phrase “all other plans maintained by the Participating Employer” means all qualified and nonqualified plans of deferred compensation maintained by the Participating Employer.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 16th day of September, 2009.

JOHN BEAN TECHNOLOGIES
CORPORATION

By:	/s/ Ronald D. Mambu
Its:	Vice President, Chief Financial Officer, Treasurer and Controller